Exhibit 3.1

AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

PERRY ELLIS INTERNATIONAL, INC.

(A FLORIDA CORPORATION)

Article Two, Section 14(c)(2) of the Bylaws of Perry Ellis International, Inc. is hereby amended and restated as follows:

(2) Shareholder Nominations. For a person to be properly nominated as a candidate for director before any shareholders’ meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary (the “Nominating Notice”), which Nominating Notice shall be in proper form. To be timely, the Nominating Notice must be made in writing and delivered to, or mailed and received by, the Secretary at the principal office of the Corporation (i) not earlier than the close of business on the one hundred and twentieth (120th) calendar day and not later than the close of business on the ninetieth (90th) calendar day prior to the Anniversary Date or (ii) in the case of a special meeting of shareholders called in accordance with these Bylaws for the purpose of electing directors, or in the event that the annual meeting of shareholders is called for a date that is more than thirty (30) calendar days before or more than sixty (60) calendar days after the Anniversary Date, or if the Corporation did not hold an annual meeting (or special meeting in lieu of an annual meeting) in the preceding fiscal year, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the later of (i) the close of business on the ninetieth (90th) calendar day prior to the scheduled date of such shareholders’ meeting or (ii) the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of such shareholders’ meeting was first made (or if that day is not a business day for the Corporation, on the next succeeding business day); provided that with respect to the Corporation’s annual meeting to be held during calendar year 2018, to be timely (and notwithstanding anything to the contrary contained in this Section 14), a Nominating Notice must be delivered to, or mailed and received by, the Secretary at the principal office of the Corporation not later than 5:00 p.m. Eastern time on April 30, 2018.